
                                                                                                             Exhibit 12.1
                                                       Weeks Corporation/1/
                                     Ratio Of Earnings To Fixed Charges and Earnings to Fixed
                                               Charges and Preferred Stock Dividends
                                                          (in thousands)

                                      Weeks Group                                   Weeks Corporation
                           -------------------------------    ----------------------------------------------------------------
                                            Jan. 1, 1994      Aug. 24, 1994
                              Year Ended        To                To            Year Ended        Year Ended      Year Ended
                             Dec. 31, 1993  Aug. 23, 1994     Dec. 31, 1994    Dec. 31, 1995    Dec. 31, 1996    Dec. 30, 1997
                           -------------------------------    ----------------------------------------------------------------

Earnings Computation
------------------------
Net income                      $998           $516            $798               $8,426          $12,745        $22,975

Extraordinary Loss                -              -            1,993                    -                -              -

Minority Interests                -              -              943                2,681            3,064          6,219
                            -------------------------    ----------------------------------------------------------------

Income Before
 Minority Interests             998            516            3,734               11,107           15,809         29,194

Add:
  Interest Expense           10,254          6,682            1,958                8,106           11,779         17,900

  Interest Expense of
  Unconsolidated Entities         -              -                -                  295              365            372


  Amortization Of Deferred
   Financing Costs              372            322              252                  691              864            933
                            -------------------------    ----------------------------------------------------------------
Earnings For Purposes
 Of Computation             $11,624         $7,520           $5,944              $20,199          $28,817        $48,399
                            -------------------------    ----------------------------------------------------------------

Fixed Charges and Fixed Charges
plus Preferred Stock
Dividends Computation
--------------------------

Interest Expense           $10,254         $6,682           $1,958               $8,106          $11,779        $17,900

Interest Expense of
Unconsolidated Entities          -              -                -                  295              365            372

Capitalized Interest            70             89                -                1,198            2,358          5,289

Amortization Of Deferred
 Financing Costs               372            322              252                  691              864            933
                           -------------------------    ----------------------------------------------------------------
Fixed Charges for Purposes
 Of Computation            $10,696         $7,093           $2,210              $10,290          $15,366        $24,494

Preferred Stock
Dividends                        -              -                -                    -                -          2,720
                           -------------------------    ----------------------------------------------------------------
Fixed Charges and
Preferred Stock
Dividends for Purposes
 Of Computation            $10,696         $7,093           $2,210              $10,290          $15,366        $27,214

                           -------------------------    ----------------------------------------------------------------

Ratio Of Earnings To
 Fixed Charges                1.09           1.06             2.69                 1.96             1.88           1.98
                           =========================    ================================================================

Ratio of Earnings to
Fixed Charges and
Preferred Stock
Dividends                     1.09           1.06             2.69                 1.96             1.88           1.78
                           ========================     ================================================================



/1/  The ratios of earnings to fixed charges and earnings to fixed charges and preferred unit distributions for Weeks
Realty, L.P. are identical to those of Weeks Corporation.